Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

ROCKY BRANDS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2015 RESULTS

NELSONVILLE, Ohio, February 11, 2016 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its fourth quarter and year ended December 31, 2015.

Fourth Quarter 2015 Sales and Income

Fourth quarter net sales decreased 17.3% to $65.3 million versus record net sales of $78.9 million in the fourth quarter of 2014. The Company reported fourth quarter net income of $1.4 million, or $0.18 per diluted share, compared to record fourth quarter net income of $4.5 million, or $0.59 per diluted share in the year ago period.

Fiscal Year 2015 Sales and Income

For fiscal year 2015, net sales decreased 5.9% to $269.3 million versus net sales of $286.2 million in fiscal year 2014. The Company reported net income of $6.6 million, or $0.87 per diluted share, for fiscal year 2015, compared with net income of $9.8 million, or $1.30 per diluted share, for fiscal 2014.

David Sharp, President and Chief Executive Officer, commented, “The fourth quarter was challenging due to tough comparisons combined with warm temperatures and weak retail store traffic that pressured demand across each of our categories. While we are disappointed with our finish to 2015, we believe that our recent performance is not indicative of the strength of our brands and we are cautiously optimistic we can reaccelerate top and bottom line growth in 2016. This coming year we will continue to shift more time and resources to support our largest growth prospects led by the Creative Recreation and Durango brands, both of which operate in much larger and less weather sensitive segments of the market, namely casual and fashion footwear. Importantly, we ended the year with a solid balance sheet highlighted by a 35% decrease in funded debt and lower inventory levels, leaving us well positioned financially to execute our strategic priorities.”

Recent Military Contract

As the Company announced on January 7, 2016, it received an order to fulfill a contract to the U.S. Military to produce “Temperate Weather” combat boots. The contract includes a minimum purchase amount of $13.0 million with the entire order projected to ship between March and October 2016. Along with its existing contract, the Company now has approximately $31 million in military orders scheduled for delivery in 2016, a 78% increase over 2015 levels.

Fourth Quarter Review

Net sales for the fourth quarter decreased 17.3% to $65.3 million compared to $78.9 million a year ago. Wholesale sales for the fourth quarter decreased 25.0% to $46.5 million compared to $62.0 million for the same period in 2014. Retail sales for the fourth quarter were $13.5 million compared to $13.7 million for the same period last year. Military segment sales for the fourth quarter increased to $5.3 million compared to $3.2 million in the fourth quarter of 2014.

Gross margin in the fourth quarter of 2015 was $22.2 million, or 33.9% of sales, compared to $27.6 million, or 35.0% of sales, for the same period last year. The 110 basis point decrease was driven primarily by the higher percentage of military sales which carry lower gross margins than wholesale and retail.

Selling, general and administrative (SG&A) expenses were $20.2 million compared to $20.7 million a year ago. The $0.5 million decrease in SG&A expenses was due primarily to lower incentive compensation compared to a year ago. As a percent of sales, SG&A increased 480 basis points to 31.0% of net sales compared to 26.2% sales last year, primarily due to a lower sales base compared to a year ago.

Income from operations was $1.9 million, or 3.0% of net sales, compared to $7.0 million, or 8.8% of net sales a year ago.

Interest expense was $167,000, compared to $246,000 for the fourth quarter of 2014.

The Company’s funded debt decreased 34.7% or $12.6 million to $23.7 million at December 31, 2015 versus $36.3 million at December 31, 2014.

Inventory decreased 9.7%, or $8.2 million, to $77.0 million at December 31, 2015 compared with $85.2 million on the same date a year ago.

Conference Call Information

The Company’s conference call to review fourth quarter 2015 results will be broadcast live over the internet today, Thursday, February 11, 2016 at 4:30 pm Eastern Time. The broadcast will be hosted at http://www.rockybrands.com.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, Creative Recreation®, and the licensed brand Michelin®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding 2016 growth (paragraph 3). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2014 (filed February 27, 2015) and quarterly reports on Form 10-Q for the quarters ended March 31, 2015 (filed April 30, 2015), June 30, 2015 (filed July 29, 2015), and September 30, 2015 (filed October 27, 2015). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31, 2015	December 31, 2014
	Unaudited	Audited
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$3,407,140	$4,616,694
Trade receivables – net	44,549,207	55,807,103
Other receivables	583,479	476,480
Inventories	76,991,059	85,237,042
Income tax receivable	128,699	-
Deferred income taxes	1,031,818	1,291,907
Prepaid expenses	2,530,517	2,553,442
Total current assets	129,221,919	149,982,668
FIXED ASSETS – net	27,836,527	26,264,641
IDENTIFIED INTANGIBLES	36,547,873	36,681,644
OTHER ASSETS	258,812	299,490
TOTAL ASSETS	$193,865,131	$213,228,443

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$9,118,555	$15,116,131
Accrued expenses:
Taxes - other	533,220	532,470
Income tax payable	-	2,687,535
Other	5,096,441	6,873,604
Total current liabilities	14,748,216	25,209,740

LONG TERM DEBT	23,700,089	36,270,373
DEFERRED INCOME TAXES	13,000,609	12,928,048
DEFERRED LIABILITIES	295,676	472,364

TOTAL LIABILITIES	51,744,590	74,880,525

SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding December 31,
2015 - 7,567,271; December 31, 2014 - 7,550,126	70,882,392	70,460,672

Retained earnings	71,238,149	67,887,246

Total shareholders' equity	142,120,541	138,347,918

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$193,865,131	$213,228,443

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Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Audited
NET SALES	$65,266,028	$78,906,687	$269,302,023	$286,242,169

COST OF GOODS SOLD	43,111,609	51,258,565	180,410,184	189,881,444

GROSS MARGIN	22,154,419	27,648,122	88,891,839	96,360,725

OPERATING EXPENSES
Selling, general and administrative expenses	20,221,612	20,677,128	78,402,079	80,597,934

INCOME FROM OPERATIONS	1,932,807	6,970,994	10,489,760	15,762,791

OTHER INCOME AND (EXPENSES):
Interest expense	(167,152)	(246,210)	(696,827)	(943,154)
Other – net	(8,732)	(52,832)	(105,433)	(78,455)
Total other - net	(175,884)	(299,042)	(802,260)	(1,021,609)

INCOME BEFORE INCOME TAXES	1,756,923	6,671,952	9,687,500	14,741,182

INCOME TAX EXPENSE	374,053	2,200,410	3,084,343	4,895,884

NET INCOME	$1,382,870	$4,471,542	$6,603,157	$9,845,298

INCOME PER SHARE
Basic	$0.18	$0.59	$0.87	$1.30
Diluted	$0.18	$0.59	$0.87	$1.30

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,567,239	7,550,088	7,563,205	7,544,936
Diluted	7,578,190	7,555,098	7,574,172	7,547,781

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